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                                                                    EXHIBIT 99.1

SALTON ANNOUNCES RETIREMENT OF WILLIAM B. RUE AS PRESIDENT AND CHIEF OPERATING OFFICER AND DIRECTOR

LAKE FOREST, Ill.--October 18, 2006--Salton, Inc. (NYSE:SFP) announced today that William B. Rue has decided to retire from his positions as President and Chief Operating Officer and Director of the Company, effective immediately. Mr. Rue will continue as consultant to the Company for a transition period assisting the Company in its business operations. Leonhard Dreimann, Chief Executive Officer, and other officers of the Company, including William Lutz, Chief Financial Officer, will assume the responsibilities of Mr. Rue.

Mr. Leonhard Dreimann commented: "On behalf of the Board of Directors and employees of Salton, we would like to express our appreciation to Bill Rue for his dedication, commitment and significant contributions on behalf of the Company over the past 20 years. At the request of the Board, Bill has agreed to consult with us concerning our business operations for a transition period."

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.